RATIO OF EARNINGS TO FIXED CHARGES

	At or For Year Ended December 31,				At or For Six Months Ended December 31,		At or For Year Ended June 30,
	2002	2001	2000	1999	1998	1997	1998
	(Dollars in thousands)
Earnings:
1. Income before income taxes	$35,513	$28,233	$23,662	$20,695	$11,216	$10,538	$21,368
2. Plus interest expense	30,337	45,907	48,861	35,463	16,530	15,601	31,992
3. Earnings including interest on deposits	65,850	74,140	72,523	56,158	27,746	26,139	53,360
4. Less interest on deposits	22,244	32,405	32,244	24,966	12,255	10,395	20,951
5. Earnings excluding interest on deposits	$43,606	$41,735	$40,279	$31,192	$15,491	$15,744	$32,409

Fixed Charges:
6. Including interest on deposits and capitalized interest	$30,337	$45,907	$48,861	$35,463	$16,530	$15,601	$31,992
7. Less interest on deposits (Line 4)	22,244	32,405	32,244	24,966	12,255	10,395	20,951
8. Excluding interest on deposits	$ 8,093	$13,502	$16,617	$10,497	$ 4,275	$ 5,206	$11,041

Ratio of earnings to fixed charges:
Including interest on deposits (Line 3 divided by Line 6)	2.17	1.62	1.48	1.58	1.68	1.68	1.67
Excluding interest on deposits (Line 5 divided by Line 8)	5.39	3.09	2.42	2.97	3.62	3.02	2.94